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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C.  20549



                                   FORM  8-K



                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE

                        SECURITIES EXCHANGE ACT OF 1934




       Date of Report (Date of earliest event reported): January 3, 1996




                               APACHE CORPORATION
             (Exact name of registrant as specified in its charter)




DELAWARE                              1-4300                          41-0747868
(State or other jurisdiction       (Commission                  (I.R.S. Employer
of incorporation)                  File Number)                   Identification
                                                                         Number)




                            2000 POST OAK BOULEVARD
                                   SUITE 100
                           HOUSTON, TEXAS  77056-4400
                    (Address of Principal Executive Offices)

      Registrant's telephone number, including area code:  (713) 296-6000





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ITEM 5.  OTHER EVENTS

NATURAL GAS MARKETING

    On January 3, 1996, Apache Corporation announced that its fourth-quarter 1995 profitability would be reduced by approximately $6 million or 8 cents per share as a result of the recent decoupling between NYMEX gas futures prices and the substantially lower cash prices throughout most of the country. The impact on cash flow was substantially offset by hedging gains realized earlier in the quarter.

    January 1996 NYMEX gas contracts closed at an all-time high of $3.44 per million Btu; however, except for natural gas delivered to Northeastern markets, wellhead prices did not rise proportionately. Producers who hedged gas prices prior to January's contract close expected that any hedging losses would be offset by gains from the sale of physical volumes. Apart from volumes delivered to the Northeast, the decoupling of the NYMEX from realizable gas prices left hedges uncovered in the cash markets. During the last week of December 1995, Apache eliminated its exposure to this marketing anomaly by closing out its February 1996 futures position and limiting its remaining hedge positions to amounts approximating production volumes deliverable to the Northeast.

    In other matters, Apache announced that, based on preliminary estimates of year-end reserves, the company replaced 376 percent of its 1995 production, ending the year with reserves in excess of 420 million barrels of oil equivalent. From 1994 to 1995, Apache achieved absolute reserve growth of 56 percent, while keeping its year-end debt-to-capitalization ratio below 50 percent.





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                                  SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                        APACHE CORPORATION



Date:  January 4, 1996                  /s/ Z. S. Kobiashvili
                                        ----------------------------------------
                                        Z. S. Kobiashvili
                                        Vice President and General Counsel